                                                                    Exhibit 23.1

                          Independent Auditors' Consent

The Board of Directors
Pioneer Financial Services, Inc.
Kansas City, Missouri

We consent to the use of our report dated  November 18, 2002,  except as to Note
3, as to which the date is April 16,  2003,  with  respect  to the  consolidated balance sheets of Pioneer Financial Services,  Inc. as of September 30, 2002 and
2001, and the related consolidated  statements of income,  retained earnings and cash flows for each of the years in the  three-year  period ended  September 30,
2002,  included  herein  and to the  reference  to our firm  under  the  heading
"Experts" in the prospectus.

                                       /s/ BKD, LLP
                                       -----------------------------------------
                                       BKD, LLP

Kansas City, Missouri
April 21, 2003